COOPERS & LYBRAND L.L.P.
                           1301 Avenue of the Americas
                          New York, New York 10019-6013


January 15, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read the statements made by Spice Entertainment Companies, Inc. formerly Graff Pay-Per-View Inc. (Commission File Number 0-21150)(copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of January, 1997. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,



Coopers & Lybrand L.L.P.